UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 23, 2012, Network Equipment Technologies, Inc. (“NET”) held a special meeting of NET stockholders (the “Special Meeting”) in connection with the previously announced merger of NET (the “Merger”) with Navy Acquisition Subsidiary, Inc. (“Merger Sub”), a wholly owned subsidiary of Sonus Networks, Inc. (“Sonus”), pursuant to the Agreement and Plan of Merger, dated as of June 18, 2012, by and among NET, Merger Sub, and Sonus (the “Merger Agreement”).

At the Special Meeting, NET stockholders present in person or by proxy adopted the Merger Agreement, based on the following votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
20,798,537	427,989	20,229	—

At the Special Meeting, NET stockholders present in person or by proxy approved a non-binding, advisory proposal regarding the compensation that may become payable to NET’s named executive officers in connection with the completion of the merger, based on the following votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
19,098,433	2,040,886	107,436	—

At the Special Meeting, NET stockholders present in person or by proxy also approved the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were not sufficient votes to approve the preceding proposal, based on the following votes:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
20,509,993	690,118	46,644	—

Item 8.01 Other Events.

The Company expects to close the Merger promptly following determination that all closing conditions to the Merger have been met. The Company is not aware of any unsatisfied condition that should materially delay closing of the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2012

Network Equipment Technologies, Inc.

By:	/s/ FRANK SLATTERY
Name:	Frank Slattery
Title:	Vice President, General Counsel and Secretary